Exhibit 99.1

ARES CAPITAL CORPORATION COMPLETES ACQUISITION OF AMERICAN CAPITAL, LTD.

Enhances Leadership Position in Middle Market Direct Lending as the

Largest BDC with More Than $12 Billion in Assets

NEW YORK—January 3, 2017—Ares Capital Corporation (NASDAQ: ARCC) announced today that it has completed its previously announced acquisition of American Capital, Ltd. (NASDAQ: ACAS), enhancing its leadership position in middle market direct lending in the U.S.  Ares Capital continues to be the largest business development company in the U.S. with total assets of $12.3 billion pro forma for the American Capital acquisition as of September 30, 2016.

“We are excited to close the acquisition of American Capital, which we expect will be accretive to core earnings and provide many financial and strategic benefits to our shareholders as we further enhance our scale and market position,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “While significant progress was made with the American Capital portfolio after the merger agreement was signed, we expect a continued repositioning of its legacy investments to enhance earnings at the combined company and further improve our company’s outlook.”

Under the terms of the agreement, American Capital shareholders will receive total consideration of approximately $18.06 per share comprised of:  (i) $14.41 per share from Ares Capital consisting of approximately $6.48 per share of cash (including a make-up dividend in the amount of $0.07 per share) and 0.483 Ares Capital shares for each American Capital share at a value of $7.93 per American Capital share (based on the closing price per share of Ares Capital common stock on January 3, 2017),  (ii) $2.45 per share of cash from American Capital’s previously announced sale of American Capital Mortgage Management, LLC, and (iii) approximately $1.20 per share of cash as transaction support provided by Ares Capital Management LLC, a subsidiary of Ares Management, L.P. (NYSE: ARES) and the investment adviser to Ares Capital, acting solely on its own behalf.  In connection with the stock consideration, approximately 112.0 million Ares Capital shares were issued to American Capital shareholders, resulting in American Capital shareholders owning 26.3% and Ares Capital shareholders owning 73.7% of the combined company.  On January 3, 2017, the official close price of Ares Capital’s common stock on The NASDAQ Global Select Market was $16.42 per share. American Capital shares were delisted from the NASDAQ and trading ceased at the close of trading on January 3, 2017.

In connection with the acquisition, Ares Capital Management LLC has also agreed to waive up to $100 million in income based fees from Ares Capital for ten calendar quarters beginning in the second quarter of 2017. The waiver will be in an amount of up to $10 million of such income based fees in each such quarter to the extent earned and payable to Ares Capital Management, to support the expected profitability of the combined company during the integration and portfolio repositioning period.

Based on pro forma information as of September 30, 2016, the transaction increases and further diversifies Ares Capital’s portfolio of investments from $8.8 billion across 215 portfolio companies to approximately $11.8 billion across 314 portfolio companies. In addition, due to American Capital’s substantial cash position of more than $1 billion and no debt, the transaction moderately reduced the combined company’s debt to equity ratio pro forma for the American Capital acquisition as of September 30, 2016.  With a larger capital base and expanded portfolio, Ares Capital also has the opportunity to increase its average commitment sizes and final investment positions over time.

“The significant amount of cash held by American Capital and the resulting reduction in leverage from the transaction puts us in a strong capital position as we look to drive long-term earnings growth from the American Capital acquisition,” said Penni Roll, Chief Financial Officer of Ares Capital.

Wells Fargo Securities, LLC and Bank of America Merrill Lynch served as financial advisors to Ares Capital. Latham & Watkins LLP and Willkie Farr & Gallagher LLP served as legal counsel to Ares Capital. Sutherland Asbill & Brennan LLP served as legal counsel to the independent directors of Ares Capital. Proskauer Rose LLP served as legal counsel to Ares Management. Goldman Sachs & Co. and Credit Suisse Securities (USA) LLC served as financial advisors to American Capital. Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to American Capital.

About Ares Capital Corporation

Ares Capital Corporation (“Ares Capital”) is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and as of September 30, 2016, was the largest BDC by total assets and market capitalization. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

For Ares Capital Corporation:
Media Relations:
Mendel Communications
Bill Mendel, 212-397-1030
bill@mendelcommunications.com
or
Investor Relations:
Ares Capital Corporation
Jana Markowicz, 888-818-5298
markowicz@aresmgmt.com
or
Carl Drake, 888-818-5298
cdrake@aresmgmt.com